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                                                                    Exhibit 99.1




                         CORTLAND BANCORP PRESS RELEASE

Cortland, Ohio (February 1, 2002) - Cortland Bancorp (OTC Bulletin Board:
"CLDB") today announced that the Company's Board of Directors has approved a Resolution authorizing the repurchase of up to 4.9% of the shares of the Company's outstanding common stock, representing approximately 193,000 shares. This repurchase program will commence on February 7, 2002 and will terminate not later than February 6, 2003. The number of shares that will actually be repurchased will depend on market conditions. Accordingly, there is no guarantee as to the exact number of shares to be repurchased. Rodger W. Platt, Chairman and President of Cortland Bancorp, stated that a similar repurchase program, currently in effect, is scheduled to expire on February 6, 2002.

The Board of Directors approved the repurchase program in view of current economic and market factors, the need for shares to support the Company's dividend reinvestment program, alternate investment strategies and the strong capital position of both the Company and its banking subsidiary, The Cortland Savings and Banking Company. The Company believes that the repurchase of its shares represents an attractive investment opportunity that is of benefit to both the Company and its shareholders.

Currently, Cortland Bancorp has approximately 3,941,252 shares outstanding. According to Mr. Platt, repurchases are generally effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The repurchased shares become treasury shares and are available for general corporate purposes such as the Company's dividend reinvestment plan.

As of December 31, 2001, Cortland Bancorp reported total assets of $439.9 million, an increase of 2.4% from the $429.5 million reported a year ago. Net income for 2001 was $5.546 million compared to $5.110 million in 2000. Earnings per share amounted to $1.41 in 2001, up 8.5% from the $1.30 earned in 2000. The return on average shareholders' equity measured 11.1% in 2001 and 11.3% in 2000. The return on average assets in 2001 was 1.28%, up from 1.21% a year ago. Dividends per share increased by 6.4% to $1.00 per share.

Cortland Bancorp's principal subsidiary is the Cortland Savings and Banking Company. The Cortland Savings and Banking Company is a full-service, state-chartered bank engaged in commercial and retail banking and trust services. Business is conducted at a total of twelve offices, encompassing Trumbull County, Portage County, Ashtabula County, and Mahoning County, all in northeastern Ohio. Chartered by the State of Ohio, the Bank was founded in 1892 and is a member of the Federal Reserve System.